EXHIBIT 99.1

Tuesday, February 23, 2010

Left Behind Games Inc. – CEO Update

Dear Shareholders,

Today, big changes are happening for Left Behind Games. The merger agreement we have executed, as described in today’s 14F-1 filing, is far more interesting than our quarterly results for the quarter ending December 31, 2009. However, there are three notable points to make about the financials we filed today as follows:

1)

It is important to note that overall, our balance sheet has improved by a factor of more than $600,000 dollars in a single quarter; although this is not due to revenue and sales, it continues to position our company in a better financial position in preparation for our anticipated merger with a company that has generated approximately $4.89 million dollars selling Christian video games over the past two years. The merger expands our management team to include three experienced executives, Thomas Bean, Peter Fokos and William Bean;

2)

The loss we show this quarter is primarily a result of a one-time stock issuance to me from our board of directors; and therefore, not indicative of ongoing expenses.

3)

The sales we did do in this quarter were the result primarily of three of our products in only 100 Walmart stores and another in all Target stores. It’s important to understand the traction we are receiving from retail is only beginning; and we anticipate more substantial and regular orders to grow in 2010 as our rep firm meets with buyers where virtually all games are available nationwide.

If you are an investor and desire to understand our financial statement in better detail, please direct questions to me at the email below and I’ll do my best to respond accordingly. Please be understanding that it may take me a few days to get back with you.

Very kindly,

Troy Lyndon

Chief Executive Officer

Left Behind Games Inc.

dba Inspired Media Entertainment

troy@inspiredmedia.com

This letter may contain certain “forward-looking statements” that are based on the Company’s current expectations, assumptions, estimates and projections about its business and industry.  various words, including, but not limited to, “may,” “expects,” “plans,” “anticipates,” “intends,” “will or would,” and similar expressions (modified as may be required by the context) are intended to identify “forward-looking statements.”  There can be no assurance that any of such statements will accurately predict future events, and actual results are subject to various risks and uncertainties that could cause the Company’s actual results to differ significantly and materially from those reflected in any forward-looking statements.

Safe Harbor Statement under the U. S. Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements which express the current beliefs and expectations of Left Behind Games’ management, including the expectation of improved sales of the company’s products. Such statements are subject to a number of known and unknown risks and uncertainties that could cause Left Behind Games’ future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Other important factors that may cause actual results to differ materially from the forward-looking statements are discussed in the "Risk Factors" section and other sections of Left Behind Games' Form 10-KSB for the year ended March 31, 2006, which is on file with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.